UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

HELIX BIOMEDIX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	033-20897-D	91-2099117
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue S.E., Suite 204

Bothell, Washington 98021

(425) 402-8400

(Address and telephone number of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 1, 2010, Helix BioMedix, Inc. (the “Company”) entered into a Membership Interest Agreement (the “NuGlow LLC Membership Agreement”) by and among the Company, Camden Street Partners, LLC, a California limited liability company (“Camden”), NuGlow Cosmaceuticals, LLC, a California limited liability company (“NuGlow LLC”), and Steven Sheiner pursuant to which the Company received a 30% membership interest in NuGlow LLC in exchange for a capital contribution in NuGlow LLC of $350,000. Pursuant to the NuGlow LLC Membership Agreement, the parties made customary representations and warranties and agreed not to solicit or hire each other’s employees so long as the Company maintains any interest in NuGlow LLC and for a period of 12 months thereafter. In addition, each of Camden and Mr. Sheiner agreed not to compete with the Company or NuGlow LLC so long as Camden maintains any interest in NuGlow LLC and for a period of 12 months following the termination of Mr. Sheiner’s relationship with NuGlow LLC for any reason.

In connection with the NuGlow LLC Membership Agreement, the Company, Camden and NuGlow LLC entered into an Amended and Restated Operating Agreement of NuGlow Cosmaceuticals, LLC, a California limited liability company, dated as of July 1, 2010 (the “NuGlow LLC Operating Agreement”). Pursuant to the NuGlow LLC Operating Agreement, (i) NuGlow LLC shall be managed by Camden as its manager; (ii) 70% of any profit distributions by NuGlow LLC shall be paid to the Company until such time as the Company has received repayment of its capital contribution, after which time profits shall be distributed ratably among all NuGlow LLC members; (iii) all cash or other distributions upon the dissolution or liquidation of NuGlow LLC shall be paid to the Company until such time as the Company has received repayment of its capital contribution, after which time such distributions shall be made ratably among all NuGlow LLC members; (iv) NuGlow LLC may not take certain actions or engage in certain transactions without the Company’s prior written consent, including, without limitation, the incurrence of indebtedness, the admission of additional members, the merger or sale of NuGlow LLC or its assets, or the dissolution of NuGlow LLC; (v) an oversight committee shall be established comprised of two designees of the Company and one designee of Camden, which committee shall be responsible for reviewing and approving certain matters related to NuGlow LLC product management; (vi) transfers of NuGlow LLC membership interests shall be subject to certain restrictions, including, without limitation, a right of first refusal by NuGlow LLC and its members; (vii) at any time after July 1, 2012 but prior to July 1, 2015, upon the resignation or termination of Mr. Sheiner’s employment by NuGlow LLC for any reason, upon a change of control of Camden or a sale of substantially all of its assets, or upon Camden’s insolvency or bankruptcy, the Company shall have the right to purchase all of Camden’s membership interest in NuGlow LLC; and (viii) in the event that the Company does not exercise its purchase option described above, or at any time before the Company exercises its purchase option upon a change of control of the Company or a sale of substantially all of its assets or upon the Company’s insolvency or bankruptcy, Camden shall have the right to purchase all of the Company’s membership interest in NuGlow LLC.

The Company and NuGlow LLC also entered into a Supply Agreement dated as of July 1, 2010 (the “Supply Agreement”) pursuant to which NuGlow LLC shall purchase from the Company for resale certain of the Company’s proprietary skincare products for beauty and cosmetic and over-the-counter uses. The term of the Supply Agreement will continue until June 30, 2013 and will automatically renew for successive one-year terms thereafter unless earlier terminated as provided therein.

Item 2.02	Results of Operations and Financial Condition.

On July 8, 2010, the Company announced certain information regarding its financial results for the quarter ended June 30, 2010. A copy of the Company’s press release announcing this and other information is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by this reference.

The information included in this Item 2.02 and in Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is furnished with this Current Report on Form 8-K pursuant to Item 2.02:

Exhibit No.	Description

99.1	Press release, dated July 8, 2010, issued by Helix BioMedix, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX BIOMEDIX, INC.

Dated: July 8, 2010	By:	/s/ R. STEPHEN BEATTY
R. Stephen Beatty
President and Chief Executive Officer

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